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                                                         FMC Technologies, Inc.
                                                               Quarterly Report
                                                               on Form 10-Q for
                                                             September 30, 2001

Exhibit 11  Statement re:
            Computation of Pro Forma Diluted Earnings Per Share (Unaudited) (In thousands, except per share data)

                                      Three Months             Nine Months
                              Ended September 30, 2001  Ended September 30, 2001
                              ------------------------  ------------------------

Earnings:
  Net income                            $ 11,442                $ 13,354
                                        --------                --------

Shares:
Weighted average number of
   shares of common stock
   outstanding                            65,000                  65,000
Weighted average additional
   shares assuming conversion
   of stock options                        1,202                     835
                                        --------                --------
     Shares - diluted basis               66,202                  65,835
                                        --------                --------

Pro forma diluted earnings
   per share                            $   0.17                $   0.20
                                        ========                ========

Note: Earnings per share information has not been presented for any periods in 2000 because the capital structure of FMC Technologies, Inc. in 2000 was not indicative of the Company's current capital structure as a result of the formation transactions discussed in Note 2 to the Company's September 30, 2001 consolidated financial statements.